Exhibit 4.3

OKLO INC.

OMNIBUS AMENDMENT TO SAFES

July 11, 2023

This Omnibus Amendment (this “Amendment”) to SAFEs (as defined below) is entered into as of July 11, 2023, by and among Oklo Inc., a Delaware corporation (the “Company”) and the investors listed on Schedule A hereto (each, an “Investor,” and, together, the “Investors”).

WHEREAS, the Company previously entered into certain Simple Agreements for Future Equity (each, a “SAFE” and collectively, the “SAFEs”), as follows: (i) SAFEs, each with a Valuation Cap (as defined in each Type I SAFE) of $300,000,000, with the Investors and in the principal amounts set forth across from each such Investor’s name on Exhibit A attached hereto (the “Type I SAFEs”); and (ii) SAFEs, each with a Valuation Cap (as defined in each Type II SAFE) of $500,000,000, with the Investors and in the principal amounts set forth across from each such Investor’s name on Exhibit B attached hereto (the “Type II SAFEs”);

WHEREAS, pursuant to Section 5(a) of each of the Type I SAFEs, any provision of such SAFEs may be amended and the observance of any term may be waived upon the written consent of the Company and the holders of such Type I SAFEs which represent, in the aggregate, greater than 50% of the total Purchase Amount (as defined in each of the Type I SAFEs) of all such Type I SAFEs (the “Majority Type I Safe Holders”);

WHEREAS, pursuant to Section 5(a) of each of the Type II SAFEs, any provision of such SAFEs may be amended and the observance of any term may be waived upon the written consent of the Company and the holders of such Type II SAFEs which represent, in the aggregate, greater than 50% of the total Purchase Amount (as defined in each of the Type II SAFEs) of all such Type II SAFEs (the “Majority Type II Safe Holders”); and

WHEREAS, the undersigned Investors, representing the Majority Type I Safe Holders and the Majority Type II Safe Holders, and the Company desire to amend the SAFEs as detailed below.

NOW, THEREFORE, the undersigned hereby agree to the following:

1.              Section 1(b) of each of the Type I SAFEs and the Type II SAFEs is hereby amended and restated in its entirety as follows:

“(b)  Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”), or in the event of a SPAC Transaction, immediately prior to such SPAC Transaction shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price. If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

2.             The definition of “Liquidity Event” in Section 2 of each of the Type I SAFEs and the Type II SAFEs is hereby amended and restated in its entirety as follows:

““Liquidity Event” means a Change of Control, a Direct Listing, an Initial Public Offering, or a SPAC Transaction.”

3.             A new definition of “SPAC Transaction” is hereby added to Section 2 of each of the Type I SAFEs and the Type II SAFEs in its entirety as follows:

““SPAC Transaction” means a completion of a merger, consolidation or share exchange with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are listed on the New York Stock Exchange or the Nasdaq Stock Market or another exchange or marketplace.”

4.             All terms and provisions of the SAFEs shall continue in full force and effect except as expressly modified by this Amendment.

5.             This election may be executed by facsimile or electronic transmission and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument. Facsimile and electronic copies of signed signature pages will be deemed binding originals.

6.              This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Omnibus Amendment to SAFEs as of the date first above written.

COMPANY:

OKLO INC.

By:
Name: Jacob DeWitte
Title Chief Executive Officer

Address: 3190 Coronado Dr.
Santa Clara, CA 95054

Email:

Signature Page to Omnibus Amendment of SAFEs FOR OKLO INC.

IN WITNESS WHEREOF, the parties have executed this Omnibus Amendment to SAFEs as of the date first above written.

INVESTOR:

By:
Name:
Title:

Address:

Email:

Signature Page to Omnibus Amendment of SAFEs FOR OKLO INC.

Exhibit A

Schedule of Investors of the Type I SAFEs

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

Exhibit B

Schedule of Investors of the Type II SAFEs

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]